Exhibit 99.1

Five Prime Therapeutics Establishes Strategic Research Collaboration and License Agreement with Inhibrx for Novel GITR Antibodies

•	Inhibrx’s technology may offer best-in-class approach for agonist antibodies

•	New program further expands Five Prime’s immuno-oncology pipeline and potential for combination therapies

SOUTH SAN FRANCISCO, Calif., and LA JOLLA, Calif., July 15, 2015 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq: FPRX) (Five Prime), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today announced a strategic research collaboration and license agreement with Inhibrx for Inhibrx’s novel glucocorticoid-induced tumor necrosis factor receptor (GITR) antibody program, which is currently at lead selection stage.

Leveraging its comprehensive protein library and proprietary in vivo screening technologies, Five Prime identified GITR as one of the most potent inhibitors of tumor growth. GITR is an immune checkpoint protein that is selectively expressed on effector T cells and T regulatory cells (Tregs), and is believed to activate an immune response against tumor cells. In preclinical studies, agonist antibodies have demonstrated the ability to induce tumor regressions, particularly when administered in combination with other immuno-oncology therapies.

Inhibrx’s technology offers a novel, potentially best-in-class approach for engineering a GITR antibody with the desired properties aimed at maximizing safety, efficacy and combinability with other therapies. Inhibrx’s multivalent antibody scaffolds are designed to multimerize and activate GITR independent of Fc binding. This is in contrast to conventional GITR antibodies, where efficacy is dependent upon binding and the presence of Fc-receptor bearing cells and may vary due to Fc receptor polymorphisms and be dampened by competing serum IgG.

Under the terms of the agreement, Five Prime will pay Inhibrx a $10 million license fee in return for exclusive, worldwide therapeutic and diagnostic rights to antibodies provided by Inhibrx that bind to GITR, as well as an option to license multi-specific antibodies that bind to GITR and other targets. Inhibrx is eligible to receive up to $342.5 million in development, regulatory and commercial milestone payments per therapeutic product, or up to $442.5 million in development, regulatory and commercial milestone payments if the U.S. Food and Drug Administration grants a Breakthrough Therapy Designation to such therapeutic product. Milestone payments for development, regulatory and first commercial sale events may be paid in cash or in Five Prime common stock at Five Prime’s discretion. Inhibrx is also eligible for low double-digit tiered royalties on future product sales.

“Five Prime is actively pursuing a comprehensive approach to immuno-oncology by identifying pipeline candidates with the potential to work independently or in combination to target macrophages, immune check points, T cell agonist pathways and Treg cells. Comparing across many potential targets, our platform pointed to GITR as an ideal agonist to expand our portfolio,” said Lewis “Rusty” T. Williams, M.D., Ph.D., chief executive officer & president of Five Prime. “Inhibrx’s antibody technology is uniquely suited to activate GITR and enhance the immune response against the tumor. We believe this program has the potential to create a differentiated, next-generation GITR agonist that may have broad therapeutic application as a monotherapy or in combination with approved checkpoint inhibitors or other therapies, including products in our pipeline.”

“We believe Five Prime’s insights into GITR biology and their scientific and clinical translation capabilities make them the optimal partner for our GITR program,” said Mark Lappe, CEO of Inhibrx. “They share our commitment to bring therapeutics to patients in need as quickly as possible and we are excited to be collaborating with them.”

Five Prime intends to provide updated cash guidance when it reports its second quarter 2015 financial results.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

About Inhibrx

Inhibrx is a biologic immunotherapeutic company focused on the treatment of high unmet medical needs in oncology, infectious disease and inflammatory conditions. Inhibrx’s proprietary platforms enable fit-for-function biotherapeutics that optimally interface with the biology of each target antigen, focus immune activation and mediate enhanced signaling. Inhibrx’s programs are based on comprehensive target discovery and selection expertise coupled with the creative implementation of multiple antibody and biologic development strategies. Inhibrx has numerous immuno-oncology therapeutics in development including a highly differentiated CD47 antibody, licensed by Celgene, which entered clinical studies in early 2015. For more information visit www.inhibrx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding Five Prime’s potential receipt of upfront and milestone payments and royalties. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Five Prime Therapeutics, Inc.

Amy Kendall, Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Inhibrx

Mark Lappe, President & CEO

858-759-1499

mark@inhibrx.com